                                                                    EXHIBIT 99.1


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     During the periods discussed below, the Company's results of operations were significantly affected by a series of acquisitions that expanded the size and geographic scope of its distribution network, enabled it to offer new products and increased its manufacturing capacity. Primarily as a result of these acquisitions, revenues increased from $1,359.0 million in 1994 to $2,317.5 million in 1996. The results of operations for the years ended December 31, 1994, 1995 and 1996 were affected by the following transactions completed by the
Company:

     - In December 1993, the Company acquired the White-New Idea Farm Equipment Division from Allied Products Corporation which added a line of farm implements including planters, spreaders and tillage equipment to the Company's wide range of products (the "White-New Idea Acquisition").

     - The Company acquired Agricredit Acceptance Company ("Agricredit"), a retail finance company, from Varity Corporation ("Varity") in two separate transactions (together, the "Agricredit Acquisition"). The Company acquired a 50% joint venture interest in Agricredit in January 1993 and acquired the remaining 50% interest in February 1994. The Agricredit Acquisition enabled the Company to provide flexible financing alternatives to end users in North America as well as to provide an additional source of income to the Company.

     - In June 1994, the Company acquired from Varity the outstanding stock of Massey Ferguson Group Limited ("Massey"), a producer of one of the top selling brands of tractors sold worldwide, and certain related assets (the "Massey Acquisition"). The Massey Acquisition significantly expanded the Company's sales and operations outside of North America.

     - In March 1995, the Company further expanded its product offerings through its acquisition of AgEquipment Group, a manufacturer and distributor of farm implements and tillage equipment (the "AgEquipment Acquisition"), and its agreement to become the exclusive distributor of Landini tractors in the United States and Canada (the "Landini Distribution Agreement").

     - In June 1996, the Company acquired the agricultural and industrial equipment business of Iochpe-Maxion S.A. (the "Maxion Acquisition"), which expanded its product offerings and its distribution network in South America, particularly in Brazil.

     - In July 1996, the Company acquired certain assets of Western Combine Corporation and Portage Manufacturing, Inc., which were the Company's suppliers of Massey Ferguson combines and certain other harvesting equipment sold in North America (the "Western Combine Acquisition"). The Western Combine Acquisition provided the Company with access to advanced technology and will increase the Company's profit margin on certain combines and harvesting equipment sold in North America.

     - In November 1996, the Company sold a 51% interest in Agricredit to a wholly-owned subsidiary of Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland" ("Rabobank") (the "Agricredit Sale"). The Company retained a 49% interest in Agricredit and now operates the finance company with Rabobank as a joint venture (the "Agricredit Joint Venture").

     As a result of these transactions, the historical results of the Company are not comparable from year to year in the periods presented and may not be indicative of future performance.

     Recently, the Company has completed two additional acquisitions which will affect the Company's future results of operations:

     - In December 1996, the Company further enhanced its market presence in Argentina and South America by acquiring the operations of Deutz Argentina S.A. ("Deutz Argentina"), a manufacturer and distributor of agricultural equipment, engines and trucks to Argentina and other markets in South

      America (the "Deutz Argentina Acquisition"). The Deutz Argentina Acquisition had no effect on the results of operations for the year ended December 31, 1996.

     - In January 1997, the Company acquired the operations of Xaver Fendt GmbH & Co. KG ("Fendt"), a manufacturer and distributor of tractors, primarily in Germany and throughout Europe (the "Fendt Acquisition"). The Fendt Acquisition added a new line of tractors to the Company's product offerings and expanded the Company's market presence in Europe, particularly in Germany.

RESULTS OF OPERATIONS

     Sales are recorded by the Company when equipment and replacement parts are shipped by the Company to its independent dealers, distributors or other customers. To the extent possible, the Company attempts to ship products to its dealers and distributors on a level basis throughout the year to reduce the effect of seasonal demands on its manufacturing operations and to minimize its investment in inventory. Retail sales by dealers to farmers are highly seasonal and are a function of the timing of the planting and harvesting seasons. In certain markets, particularly in North America, there is often a time lag, generally from one to twelve months between the date the Company records a sale (a "billing") and the date a dealer sells the equipment to a farmer (a "settlement"). During this time lag between a billing and a settlement, dealers may not return equipment to the Company unless the Company terminates a dealer's contract or agrees to accept returned products. Commissions payable under the Company's salesman incentive programs are paid at the time of settlement, as opposed to when products are billed. Due to fluctuations in dealer inventory levels, settlements are more indicative of retail demand than billings.

     Effective November 1, 1996, the Company completed the Agricredit Sale. Accordingly, the Company's consolidated financial statements as of and for the year ended December 31, 1996 reflect Agricredit on the equity method of accounting for the entire period presented. The consolidated financial statements as of December 31, 1995 and 1994 and for the year ended December 31, 1995 and for the period from February 11, 1994 to December 31, 1994 reflect Agricredit on a consolidated basis with the Company's other majority-owned subsidiaries. As a result of the change in the basis of presentation, the historical results of the Company are not comparable from year to year.

     The consolidated financial statements include, on a separate, supplemental basis, the Company's Equipment Operations, and for 1995 and for the period from February 11, 1994 to December 31, 1994, its Finance Company. "Equipment Operations" reflect the consolidation of all operations of the Company and its majority-owned subsidiaries with the exception of Agricredit, which is included using the equity method of accounting. For the year ended December 31, 1995 and for the period from February 11, 1994 to December 31, 1994, the results of operations of Agricredit are included under the caption "Finance Company."

     The following table sets forth, for the periods indicated, the percentage relationship to revenues of certain items included in the Company's Consolidated Statements of Income:

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                              1994    1995    1996
                                                              -----   -----   -----
Revenues:
  Net sales.................................................   97.1%   97.3%  100.0%
  Finance income............................................    2.9     2.7      --
                                                              -----   -----   -----
                                                              100.0   100.0   100.0
                                                              -----   -----   -----
Costs and Expenses:
  Cost of goods sold(1).....................................   76.7    76.6    79.7
  Selling, general and administrative expenses..............    9.5     9.6     9.3
  Engineering expenses......................................    1.4     1.1     1.2
  Interest expense, net.....................................    3.2     3.0     1.4
  Other expense, net........................................    0.3     0.4     0.3
  Nonrecurring expenses.....................................    1.4     0.3     0.7
                                                              -----   -----   -----
                                                               92.5    91.0    92.6
                                                              -----   -----   -----
Income before income taxes, equity in net earnings of
  unconsolidated
  affiliates and extraordinary loss.........................    7.5     9.0     7.4
Provision (benefit) for income taxes........................   (0.8)    3.1     2.6
                                                              -----   -----   -----
Income before equity in net earnings of unconsolidated
  affiliates and extraordinary loss.........................    8.3     5.9     4.8
Equity in net earnings of unconsolidated affiliates.........    0.2     0.2     0.8
                                                              -----   -----   -----
Income before extraordinary loss............................    8.5     6.1     5.6
Extraordinary loss, net of taxes............................     --      --    (0.2)
                                                              -----   -----   -----
Net income..................................................    8.5%    6.1%    5.4%
                                                              =====   =====   =====

---------------

(1) Cost of goods sold as a percent of net sales for the years ended December 31, 1994, 1995 and 1996 was 79.1%, 78.7%, and 79.7%, respectively. Gross profit, which is defined as net sales less cost of goods sold, was 20.9%, 21.3% and 20.3% for the years ended December 31, 1994, 1995 and 1996, respectively.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Net Income

     The Company recorded net income for the year ended December 31, 1996 of $125.9 million compared to $129.1 million for the year ended December 31, 1995. Net income per common share on a fully diluted basis was $2.20 for 1996 compared to $2.30 for 1995. Net income for 1996 included nonrecurring expenses of $15.0 million, or $0.17 per share on a fully diluted basis, primarily related to the further restructuring of the Company's European operations, acquired in the Massey Acquisition in June 1994, and the integration and restructuring of the Company's Brazilian operations, acquired in the Maxion Acquisition in June 1996 (see "Charges for Nonrecurring Expenses"). In addition, net income for 1996 included an extraordinary after-tax charge of $3.5 million, or $0.06 per share on a fully diluted basis, for the write-off of unamortized debt costs related to the refinancing of the Company's $550.0 million secured revolving credit facility (see "Liquidity and Capital Resources"), a gain on the Agricredit Sale of $4.7 million, or $0.05 per share on a fully diluted basis, and severance costs including accelerated amortization of shares earned under the Company's long-term incentive plan and related cash severance totaling $7.3 million, or $0.08 per share on a fully diluted basis, related to the resignation of a Company executive. Net income for 1995 included nonrecurring expenses of $6.0 million, or $0.07 per share on a fully diluted basis, associated with the initial integration of the Massey Acquisition (see "Charges for Nonrecurring Expenses"). The Company's results for the year ended December 31, 1996 were also negatively impacted by losses, including the related financing costs, in the newly acquired Brazilian operations as a result of the poor industry conditions experienced in the region. Excluding the items discussed above, the Company's results of operations were improved over 1995, primarily the result of sales growth in existing markets.

  Retail Sales

     Conditions in the United States and Canadian agricultural markets were favorable in 1996 compared to 1995. Industry unit retail sales of tractors, combines and hay and forage equipment for 1996 increased approximately 7%, 6% and 2%, respectively, over 1995. The Company believes general market conditions were positive due to favorable economic conditions relating to high net cash farm incomes, strong commodity prices and increased export demand. Company unit retail sales of tractors in the United States and Canada were slightly above the industry in 1996 compared to 1995. The increase in tractor settlements was attributable to the favorable industry conditions and the impact of the Company's expanded dealer network, which resulted primarily from dealers entering into crossover contracts whereby an existing dealer carrying one of the Company's brands contracts to sell an additional AGCO brand. In addition, the Company has benefited from the successful acceptance of improved tractor product offerings, including the new Massey Ferguson high horsepower tractors which were introduced in the middle of 1995. Company unit retail sales of combines in the United States and Canada for 1996 increased 24% compared to 1995 primarily due to the Company's increased sales to contract harvesters and dealer development activities which strengthened the Company's dealer network for combines. Company hay and forage equipment retail sales increased in line with the industry.

     Industry conditions in Western Europe were favorable in 1996 with retail sales of tractors increasing approximately 12% compared to 1995 primarily due to higher net cash farm incomes, improved economic conditions, strong commodity prices and increased export demand. Retail sales of Massey Ferguson tractors in Western Europe increased approximately 15% over 1995 with the most significant market share increases in France, Spain and Scandinavia, primarily due to the Company's focus on dealer development. Outside North America and Western Europe, industry retail sales of tractors also showed gains in most markets where the Company competes due to a general improvement in economic conditions. Retail sales of Massey Ferguson tractors increased in these markets with significant growth in the Middle East, Africa, East Asia/Pacific and Australia compared to 1995, primarily due to improved market conditions and the Company's strong distribution channels in these regions. Company retail sales of tractors in Brazil were affected by industry conditions in Brazil which remained depressed throughout 1996 relative to historic volumes due to high farm debt levels and the suspension and subsequent reinstatement of Brazilian Central Bank loan programs.

  Revenues

     Net sales for the Company's Equipment Operations for 1996 increased 12.0% to $2,317.5 million compared to $2,068.4 million for 1995. A portion of the increase was the result of the Company's sales of $85.1 million in Brazil for the six months ended December 31, 1996 resulting from the Maxion Acquisition. The Company achieved net sales increases in 1996 in Western Europe of $63.8 million , or 7% over 1995. In the remaining international markets, the Company achieved net sales increases of $63.2 million, or 19% over 1995. The increase in Western Europe and other international markets primarily related to increased sales of tractors due to the Company's favorable retail sales performance and increased sales of combines and other non-tractor products resulting from the Company's successful efforts to expand non-tractor sales in all international markets. The Company also experienced increased net sales of $37.0 million, or 4% over 1995, in North America primarily due to a 17% increase in the Company's North American retail dollar sales compared to 1995. Total revenues on a consolidated basis for 1995 also included finance income of $56.6 million associated with the operations of Agricredit.

  Costs and Expenses

     Cost of good sold for the Company's Equipment Operations was $1,847.2 million (79.7% of net sales) for 1996 compared to $1,627.7 million (78.7% of net sales) for 1995. Gross profit, defined as net sales less cost of goods sold, was $470.3 million (20.3% of net sales) for 1996 as compared to $440.7 million (21.3% of net sales) for 1995. Gross margins in 1996 were negatively impacted by the following: (i) lower margins related to the Brazilian operations acquired in the Maxion Acquisition due to low volumes related to depressed industry conditions and (ii) a change in the mix of products sold, particularly due to a lower mix of high margin North American replacement parts, a shift in North American sales from higher margin utility tractors (under 100 horsepower) to high horsepower tractors (over 100 horsepower) and increased sales of combines in Europe, which have lower than average margins.

     Selling, general and administrative expenses for the Company's Equipment Operations were $215.6 million (9.3% of net sales) for 1996 compared to $190.0 million (9.2% of net sales) for 1995. The increase in selling, general and administrative expenses was primarily due to an increase in sales volume and an increase in the amortization of stock-based compensation expense of $15.9 million compared to 1995 related to the Company's long-term incentive plan which is tied to stock price appreciation. Included in the stock-based compensation expense for 1996 was accelerated amortization of $5.8 million related to severance costs associated with the resignation of a Company executive. Excluding the amortization expense related to the long-term incentive plan, the Company's Equipment Operations had selling, general and administrative expenses of $189.8 million (8.2% of net sales) for 1996 and $180.0 million (8.7% of net sales) for 1995. The decrease in selling, general and administrative expenses as a percentage of net sales was primarily due to cost reduction initiatives in the Company's European operations. In connection with the Massey Acquisition, the Company implemented a restructuring plan which has eliminated duplicate costs by centralizing certain sales, marketing and administrative functions. See "Charges for Nonrecurring Expenses" for further discussion. On a consolidated basis for 1995, selling, general and administrative expenses were $203.9 million, which included $13.8 million related to the operations of Agricredit.

     Engineering expenses for the Company's Equipment Operations were $27.7 million (1.2% of net sales) for 1996 compared to $24.1 million (1.2% of net sales) for 1995. The increase in engineering expenses compared to 1995 primarily related to the development of new products including a new Massey Ferguson utility tractor line to be introduced in 1997.

     Interest expense, net for the Company's Equipment Operations was $32.7 million for 1996 compared to $31.5 million for 1995. The increase in interest expense, net was primarily due to the additional borrowings associated with the financing of the Maxion Acquisition and higher fixed interest rates associated with the 8 1/2% Senior Subordinated Notes which were issued in March 1996 as compared to the floating rates on the Company's revolving credit facility. The Company financed the entire purchase price for the Maxion Acquisition with additional indebtedness. On a consolidated basis, interest expense, net was $63.2 million for 1995, which included $31.7 million relating to the operations of Agricredit.

     Other expense, net was $7.6 million for 1996 compared to $9.6 million for 1995. The decrease in other expense, net was primarily due to the gain recorded on the Agricredit Sale in 1996 and foreign exchange gains recorded in 1996 compared to foreign exchange losses in 1995 related to the Company's international operations. The decrease in other expense, net was partially offset by increased amortization of intangible assets resulting from the Maxion and Western Combine Acquisitions.

     Nonrecurring expenses were $15.0 million in 1996 compared to $6.0 million in 1995. The nonrecurring charge recorded in 1996 related to the further restructuring of the Company's European operations, acquired in the Massey Acquisition in June 1994 and the integration and restructuring of the Brazilian operations, acquired in the Maxion Acquisition in June 1996. The 1995 nonrecurring charge primarily related to the initial integration and restructuring of the Company's European operations. See "Charges for Nonrecurring Expenses" for further discussion.

     The Company recorded a net income tax provision for the Company's Equipment Operations of $60.0 million for 1996 compared to $61.6 million for 1995. On a consolidated basis, the Company recorded an income tax provision of $65.9 million for 1995, which included $4.3 million related to the operations of Agricredit. In 1996 and 1995, the Company's income tax provision approximated statutory rates, although actual income tax payments remained at rates below statutory rates resulting from the utilization of net operating loss carryforwards acquired in the Massey Acquisition. Primarily due to the availability of acquired net operating loss carryforwards, the Company expects to pay taxes in 1997 at effective rates substantially below statutory rates. At December 31, 1996, the Company had net operating loss carryforwards totaling $171.3 million, primarily in France, Brazil and Argentina.

     Equity in net earnings of unconsolidated subsidiary and affiliates for the Company's Equipment Operations was $17.7 million in 1996 compared to $11.2 million in 1995. The increase in equity in net earnings of unconsolidated subsidiary and affiliates was primarily due to an increase in the Company's pro-rata share in net earnings of Agricredit from $6.8 million in 1995 to $10.4 million in 1996 despite the Company recognizing only 49% of the equity in net earnings of Agricredit from November 1, 1996 to December 31, 1996 as a result of the Agricredit Sale. In addition, the increase in equity in net earnings of unconsolidated subsidiary and affiliates related to the Company's pro-rata share in net earnings of certain equity investments in the European operations, including its 49% interest in Massey Ferguson Finance which provides retail financing to end users in the United Kingdom, France and Germany. On a consolidated basis, equity in net earnings of unconsolidated subsidiary and affiliates for 1995 was $4.5 million due to Agricredit being presented on a consolidated basis rather than the equity method of accounting.

  Finance Company Operations

     On November 1, 1996, the Company sold a 51% interest in Agricredit to Rabobank. The Company received total consideration of approximately $44.3 million in the transaction, the proceeds of which were used to repay borrowings under the Company's $650.0 million unsecured revolving credit facility. The Company retained a 49% interest in Agricredit and now operates the finance company with Rabobank as a joint venture. The Agricredit Joint Venture has continued the business of Agricredit and seeks to build a broader asset-based finance business through the addition of other lines of business. The Company's benefits from the transaction also include deleveraging the consolidated balance sheet by approximately $550.0 million and the redeployment of approximately $44.3 million of capital. The Company has similar joint venture arrangements with Rabobank and its affiliates with respect to its retail finance companies located in the United Kingdom, France and Germany.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Net Income

     The Company recorded net income for the year ended December 31, 1995 of $129.1 million compared to $115.5 million for the year ended December 31, 1994. Net income per common share on a fully diluted basis was $2.30 for 1995 compared to $2.35 for 1994. Net income for 1995 included nonrecurring expenses of $6.0 million, or $0.07 per share on a fully diluted basis, primarily related to the initial integration of the Massey Acquisition (see "Charges for Nonrecurring Expenses"). Net income for 1994 included nonrecurring expenses of $19.5 million, or $0.33 per share on a fully diluted basis, associated with the integration of the Massey and White-New Idea Acquisitions and a deferred income tax benefit of $29.9 million, or $0.61 per share on a fully diluted basis, relating to the reduction of a portion of the deferred tax valuation allowance. Excluding the nonrecurring expenses and deferred income tax benefit, the improved results in 1995 reflected the impact of the Company's acquisitions, sales growth in existing product lines and improved operating efficiencies.

  Retail Sales

     Conditions in the United States and Canadian agricultural markets were generally favorable in 1995 compared to 1994. Industry unit retail sales of tractors and combines for 1995 increased 2% and 10%, respectively, over 1994. Unit settlements of hay and forage equipment decreased 6% compared to 1994. The Company believes the increases in the tractor and combine markets were primarily due to high net cash farm incomes, strong commodity prices, high replacement demand and aggressive marketing programs associated with competitors' introduction of new products. The decrease in hay and forage equipment unit settlements reflects the effects of a softening in cattle and dairy commodity prices during 1995.

     Company unit settlements of tractors in the United States and Canada increased in line with the industry retail unit sales for 1995 compared to 1994. The increase in tractor settlements was attributable to the favorable industry conditions as well as the impact of the Company's expanded dealer network which resulted primarily from dealers entering into crossover contracts whereby an existing dealer carrying one of the Company's brands contracts to sell an additional AGCO brand. Company hay and forage equipment settlements were level in comparison to the prior year. This improvement in relation to the industry retail sales also reflected the benefit of an expanded dealer network which resulted from the Company's crossover contract strategy. Company unit settlements of combines in the United States and Canada for 1995 were approximately 8% below the prior year primarily due to aggressive marketing programs to introduce new products by certain of the Company's competitors and the discontinuance of certain retail incentive programs by the Company in the first six months of 1994 to move older, discontinued models.

     Industry conditions in Western Europe were favorable in 1995 with retail sales of tractors increasing approximately 7% compared to 1994 primarily due to improved economic conditions, strong commodity prices and high export demand. Retail sales of Massey Ferguson tractors in Western Europe outperformed the industry by increasing approximately 14% over 1994. The Company experienced the most significant market share increases in France, Germany and Spain due to the Company's focus on dealer development and expansion. Additionally, the Company's successful introduction of the new Massey Ferguson high horsepower tractor line contributed to the market share increases, particularly in France. Outside North America and Western Europe, industry retail sales of tractors also showed gains in many markets where the Company competes due to a general improvement in economic conditions. Retail sales of Massey Ferguson tractors increased significantly in the Middle East and Eastern Europe compared to 1994 primarily due to favorable government incentive programs and improved funding sources in these regions. These gains were partially offset by decreased retail sales in Africa due to widespread drought conditions.

  Revenues

     Total revenues for 1995 were $2,125.0 million representing an increase of $766.0 million, or 56.4%, over total revenues of $1,359.0 million for 1994. The increase was primarily attributable to sales in the Company's international markets as a result of the Massey Acquisition with increased net sales of $712.3 million for 1995. In addition to the full year impact of the Massey Acquisition, the increase reflects year over year sales increases due to the strong international retail sales achieved in the Company's Massey Ferguson products in 1995. The Company also experienced net sales increases of $36.8 million in 1995 in North America as a result of an expanded dealer network, the AgEquipment Acquisition, the Landini Distribution Agreement and new product introductions. The North American sales increase was partially offset by a decrease in replacement parts sales compared to 1994 as a result of a late planting season and smooth harvest which decreased demand on an industry-wide basis. Total revenues also increased in 1995 due to an increase in finance income of $16.9 million associated with the operations of Agricredit. The increase in finance income was primarily due to the growth in the Agricredit credit receivable portfolio as a result of Agricredit's increased penetration into the Company's North American dealer network and its expansion into the Canadian market. In addition, prior to the acquisition of the remaining 50% interest in Agricredit on February 10, 1994, the results of Agricredit were accounted for under the equity method of accounting and, accordingly, were not consolidated with those of the Company.

  Costs and Expenses

     Cost of goods sold for the Company's Equipment Operations in 1995 was $1,627.7 million (78.7% of net sales) compared to $1,042.9 million (79.1% of net sales) in 1994. Gross profit, defined as net sales less cost of goods sold, was $440.7 million (21.3% of net sales) for 1995 as compared to $276.3 million (20.9% of net sales) for 1994. The Company's gross profit margin increased in 1995 compared to 1994 despite a decrease in the proportion of higher margin part sales to total net sales. The change in sales mix occurred because the majority of the Company's sales growth in 1995 related to machinery sales. The negative effect of this change in sales mix on the gross profit margin was primarily offset by the Company's ability to record the entire gross profit on Massey Ferguson equipment sold in North America as a result of the Massey Acquisition. Prior to the Massey Acquisition, the gross profit margin on sales of Massey Ferguson equipment in North America was recognized by both the Company and by Varity. In addition, the Company's gross profit margin benefited from the introduction of the new high horsepower Massey Ferguson tractor line in Western Europe and cost reduction efforts related to the integration of the Company's European operations acquired in the Massey Acquisition.

     Selling, general and administrative expenses for 1995 were $203.9 million (9.6% of total revenues) compared to $129.5 million (9.5% of total revenues) for 1994. The decrease in selling, general and administrative expenses as a percentage of total revenues was primarily due to cost reduction initiatives in the Company's European operations and lower operating expenses as a percentage of total revenues related to Agricredit. These improvements as a percentage of total revenues were partially offset by increased amortization of long-term incentive compensation related to restricted stock awards tied to stock price appreciation. In connection with the Massey Acquisition, the Company implemented a restructuring plan which has eliminated duplicate costs by centralizing certain sales, marketing and administrative functions. See "Charges for Nonrecurring Expenses" for further discussion. Excluding Agricredit, the Company's Equipment Operations had selling, general and administrative expenses of $190.0 million (9.2% of net sales) and $117.7 million (8.9% of net sales) for 1995 and 1994, respectively. The increase as a percentage of net sales was primarily the result of the increased amortization of restricted stock awards offset by cost reductions in the Company's European operations as discussed above.

     Engineering expenses for the Company's Equipment Operations were $24.1 million (1.2% of net sales) for 1995 compared to $19.4 million (1.5% of net sales) for 1994. The higher engineering expenses as a percentage of net sales in 1994 primarily related to the redesign of the Massey Ferguson 6100/8100 series high horsepower tractors introduced in early 1995.

     Interest expense, net for 1995 was $63.2 million compared to $42.8 million for 1994. The increase in interest expense, net was primarily due to the additional borrowings associated with the Massey and the AgEquipment Acquisitions. The Company financed the entire purchase price for the AgEquipment Acquisition and a portion of the purchase price for the Massey Acquisition with additional indebtedness. In addition, interest expense, net increased at Agricredit due to the additional borrowings associated with the increase in the credit receivable portfolio and an increase in the rates charged on outstanding borrowings.

     Other expense, net was $9.6 million for 1995 compared to $3.1 million for 1994. The increase in other expense, net was primarily due to increased amortization of intangible assets as a result of the Massey Acquisition and foreign exchange losses related to the Company's international operations.

     Nonrecurring expenses were $6.0 million in 1995 and $19.5 million in 1994. The nonrecurring charge recorded in 1995 primarily related to costs associated with the initial integration of the Company's European operations, acquired in the Massey Acquisition in June 1994. The 1994 nonrecurring charge related to the initial integration in Europe and the integration in North America of White-New Idea, which was acquired in December 1993. See "Charges for Nonrecurring Expenses" for further discussion.

     The Company recorded a net income tax provision of $65.9 million for 1995 and a net income tax benefit of $10.6 million in 1994. In 1995, the Company's income tax provision approximated statutory rates. The 1994 net income tax benefit included a $29.9 million United States deferred income tax benefit related to a reduction of a portion of the deferred tax valuation allowance. The reduction in the valuation allowance was supported by the Company's generation of taxable income in recent years and expectations of taxable income in future periods. The United States income tax benefit was partially offset by a foreign income tax provision of $19.3 million consisting primarily of a deferred income tax provision which resulted from the realization of deferred tax assets relating to net operating loss carryforwards acquired in the Massey Acquisition. Primarily due to the availability of acquired net operating loss carryforwards , the Company paid taxes in 1994 and 1995 at effective rates substantially below statutory rates.

     Equity in net earnings of unconsolidated subsidiary and affiliates on a consolidated basis was $4.5 million in 1995 and $3.2 million in 1994. The increase in equity in net earnings of unconsolidated subsidiary and affiliates was primarily due to the inclusion in 1994 of the Company's pro-rata share in net earnings of its 49% interest in Massey Ferguson Finance, acquired in the Massey Acquisition in June 1994. The amount recognized for 1994 includes the Company's pro-rata share of net earnings in Agricredit from January 1, 1994 through February 10, 1994. From February 11, 1994 through December 31, 1994, the results of operations of Agricredit were consolidated with the Company's operations and were no longer accounted for under the equity method of accounting.

  Finance Company Operations

     Agricredit recorded net income of $6.8 million for 1995 and $4.9 million for the period from the acquisition date to December 31, 1994. Retail acceptances were approximately $362.7 million for 1995 compared to $321.6 million for 1994. The increase was primarily the result of Agricredit's increased penetration into the Company's North American dealer network and its expansion into the Canadian market.

QUARTERLY RESULTS

     To the extent possible, the Company attempts to ship products to its dealers on a level basis throughout the year to reduce the effect of seasonal demands on its manufacturing operations and to minimize its investment in inventory. However, settlements of agricultural equipment are highly seasonal, with farmers traditionally purchasing agricultural equipment in the spring and fall in conjunction with the major planting and harvesting seasons. The Company's net sales and income from operations have historically been the lowest in the first quarter and have increased in subsequent quarters as dealers increase inventory in anticipation of increased retail sales in the third and fourth quarters.

     The following table presents unaudited interim operating results of the Company. The Company believes that the following information includes all adjustments (consisting only of normal, recurring adjustments) that the Company considers necessary for a fair presentation, in accordance with generally accepted accounting principles. The operating results for any interim period are not necessarily indicative of results for any future interim period or the entire fiscal year.

                                                             THREE MONTHS ENDED
                                            -----------------------------------------------------
                                            MARCH 31      JUNE 30     SEPTEMBER 30    DECEMBER 31
                                            --------      --------    ------------    -----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
1996:(1)
  Net sales...............................  $453,884      $584,681      $588,859       $690,062
  Gross profit(2).........................    93,740       115,794       123,540        137,246
  Income from operations(2)...............    34,592(4)     59,617(4)     54,068(4)      63,675(4)(6)
  Income before extraordinary loss........    20,595(4)     37,508(4)     31,299(4)      39,988(4)(6)(7)
  Net income..............................    17,092(4)(5)  37,508(4)     31,299(4)      39,988(4)(6)(7)
  Net income per common share before
     extraordinary loss -- fully
     diluted..............................      0.37(4)(5)    0.66(4)       0.54(4)        0.69(4)(6)(7)
1995:
  Revenues................................  $456,219      $571,718      $498,639       $598,472
  Gross profit(2).........................    93,198       117,444       112,793        117,276
  Income from operations(2)...............    41,957(4)     61,973(4)     60,693(4)      55,986(4)
  Net income..............................    23,384(4)     35,888(4)     36,195(4)      33,675(4)
  Net income per common share -- fully
     diluted(3)...........................      0.42(4)       0.64(4)       0.64(4)        0.60(4)

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(1) As a result of the Agricredit Sale, the 1996 operating results are restated for each quarter presented to reflect Agricredit on the equity method of accounting.
(2) Gross profit is defined as net sales less cost of goods sold, and income from operations is defined as net sales less cost of goods sold, selling, general and administrative expenses for the Company's Equipment Operations, engineering expenses and nonrecurring expenses.
(3) Net income per common share-fully diluted has been restated for 1995 to reflect the two-for-one stock split, effected January 31, 1996.
(4) The 1996 operating results include nonrecurring expenses of $5.9 million, or $0.07 per share, for the three months ended March 31, 1996, $0.8 million, or $0.01 per share, for the three months ended June 30,

    1996, $6.2 million, or $0.07 per share, for the three months ended September 30, 1996 and $2.1 million, or $0.02 per share, for the three months ended December 31, 1996. The 1995 operating results include nonrecurring expenses of $2.0 million, or $0.02 per share, for the three months ended March 31, 1995, $1.7 million, or $0.02 per share, for the three months ended June 30, 1995, $0.9 million, or $0.01 per share, for the three months ended September 30, 1995 and $1.4 million, or $0.02 per share, for the three months ended December 31, 1995.
(5) The 1996 operating results include an extraordinary after-tax charge of $3.5 million, or $0.06 per share, for the write-off of unamortized debt costs related to the refinancing of the Company's $550.0 million revolving credit facility for the three months ended March 31, 1996.
(6) The 1996 operating results include severance costs related to a Company executive of $7.3 million, or $0.08 per share, for the three months ended December 31, 1996 which includes accelerated amortization of shares earned under the Company's long-term incentive plan and related cash severance.
(7) The 1996 operating results include a gain on the sale of a 51% interest in Agricredit of $4.7 million, or $0.05 per share, for the three months ended December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's financing requirements for its Equipment Operations are subject to variations due to seasonal changes in inventory and dealer receivable levels. Internally generated funds are supplemented when necessary from external sources primarily from the Company's revolving credit facility.

     In March 1996, the Company replaced its $550.0 million secured revolving credit facility (the "June 1994 Credit Facility"), obtained in conjunction with the Massey Acquisition in June 1994, with a $650.0 million unsecured revolving credit facility (the "March 1996 Credit Facility"). The March 1996 Credit Facility provided the Company's Equipment Operations with increased borrowing capacity over the June 1994 Credit Facility. As of December 31, 1996, approximately $317.4 million was outstanding under the March 1996 Credit Facility and available borrowings were approximately $310.6 million. The Company used borrowings from the March 1996 Credit Facility to finance the Maxion and Deutz Argentina Acquisitions. The Company's borrowings under revolving credit facilities decreased $60.9 million from December 31, 1995 to December 31, 1996 primarily due to the repayment of outstanding borrowings with proceeds from the Company's issuance of $250.0 million of 8 1/2% Senior Subordinated Notes in March 1996 and from the sale of a 51% interest in Agricredit to Rabobank. Total long-term debt for the Company's Equipment Operations increased from $378.3 million at December 31, 1995 to $567.1 million at December 31, 1996. The increase in long-term debt was due to the financing of the Maxion, Western Combine and Deutz Argentina Acquisitions, partially offset by the use of operating cash flow to repay indebtedness.

     On January 14, 1997, the Company replaced the March 1996 Credit Facility with a new revolving credit facility (the "January 1997 Credit Facility"), which initially provided for borrowings of up to $1.0 billion. In February 1997, the January 1997 Credit Facility was amended to allow for borrowings of up to $1.2 billion. The January 1997 Credit Facility will be the Company's primary source of financing for its Equipment Operations and will provide increased borrowing capacity over the March 1996 Credit Facility. Borrowings under the January 1997 Credit Facility may not exceed the sum of 90% of eligible accounts receivable and 60% of eligible inventory. Lending commitments under the January 1997 Credit Facility reduce to $1.1 billion on January 1, 1998 and $1.0 billion on January 1, 1999. If the Company consummates offerings of debt or capital stock prior to such dates, the proceeds of such offerings will be used to reduce the lending commitments, but not below $1.0 billion. The Company used proceeds from the January 1997 Credit Facility to finance the Fendt Acquisition.

     In March 1996, the Company issued $250.0 million of 8 1/2% Senior Subordinated Notes due 2006 (the "Notes") at 99.139% of their principal amount. The net proceeds from the sale of the Notes were used to repay outstanding indebtedness under the June 1994 Credit Facility. The sale of the Notes provided the Company with subordinated capital and replaced a portion of its floating rate debt with longer term fixed rate debt.

     On January 22, 1997, the Company filed a registration statement with the Securities and Exchange Commission for the sale of 4.5 million shares of its common stock (the "Offering"). The Company intends to use the proceeds from the Offering to reduce a portion of the borrowings outstanding under the January 1997 Credit Facility and expects to complete the transaction in March 1997.

     Prior to the Agricredit Sale on November 1, 1996, Agricredit obtained funds from a separate $630.0 million revolving credit facility (the "Agricredit Revolving Credit Agreement") to finance its credit receivable portfolio. Borrowings under the Agricredit Revolving Credit Agreement were based on the amount and quality of outstanding credit receivables and were generally issued for terms with maturities matching anticipated credit receivable liquidations. On November 1, 1996, in connection with the Agricredit Joint Venture, the Agricredit Revolving Credit Agreement was repaid and the Agricredit Joint Venture entered into a new credit agreement.

     The Company's working capital requirements for its Equipment Operations are seasonal, with investments in working capital typically building in the first half of the year and then reducing in the second half of the year. As of December 31, 1996, the Company's Equipment Operations had $750.5 million of working capital compared to $661.5 million as of December 31, 1995 and $513.9 million as of December 31, 1994. The increase in working capital in 1996 compared to 1995 was primarily due to working capital acquired in the Maxion and Deutz Argentina Acquisitions. The increase in working capital in 1995 compared to 1994 was primarily due to an increase in dealer receivables resulting from the Company's sales growth in 1995, the AgEquipment Acquisition, the Landini Distribution Agreement and the timing of international sales which were significantly higher in late 1995 than in late 1994.

     Cash flow provided by operating activities was $206.7 million for 1996 compared to $67.1 million for 1995. The increase in operating cash flow was primarily due to (i) the collection of receivables in 1996 related to unusually high international accounts receivable levels at December 31, 1995, which were collected in 1996 and (ii) strong retail sales in North America during 1996 which resulted in lower levels of dealer inventories relative to billings in 1996 compared to 1995. The cash flow provided by operating activities was primarily used to repay indebtedness and to fund capital expenditures. Cash flow provided by operating activities was $67.1 million for 1995 compared to $96.4 million for 1994. The decrease in operating cash flow was primarily due to increases in working capital as discussed above, partially offset by an increase in net income. The cash flow provided by operating activities was primarily used to fund the AgEquipment Acquisition and capital expenditures.

     Capital expenditures were $45.2 million in 1996 compared to $45.3 million in 1995 and $20.7 million in 1994. The increase in 1995 compared to 1994 primarily resulted from a full year's impact of capital expenditures recorded in 1995 by the Company's European operations related to its manufacturing operations. For all years, the Company's capital expenditures related to the development of new and existing products as well as the maintenance and improvement of existing facilities. The Company currently estimates that aggregate capital expenditures for 1997 will range from approximately $70.0 million to $80.0 million and will primarily be used to support the development and enhancement of new and existing products. The increase in the expected capital expenditures in 1997 is primarily the result of capital expenditures required for the manufacturing operations acquired in the Deutz Argentina and Fendt Acquisitions. The capital expenditures for 1997 are expected to be funded with cash flows from operations.

     The Company's debt to capitalization ratio for its Equipment Operations was 42.3% at December 31, 1996 compared to 37.7% at December 31, 1995, assuming conversion of the Convertible Subordinated Debentures at December 31, 1995 (see
Note 8 to the Consolidated Financial Statements). The increase in the Company's leverage was due to increased borrowing requirements to fund the Maxion, Western Combine and Deutz Argentina Acquisitions.

     The Company believes that available borrowings under the January 1997 Credit Facility, available cash and internally generated funds will be sufficient to support its working capital, capital expenditures, and debt service requirements for the foreseeable future.

     The Company from time to time reviews and will continue to review acquisition and joint venture opportunities as well as changes in the capital markets. If the Company were to consummate a significant acquisition or elect to take advantage of favorable opportunities in the capital markets, the Company may supplement availability or revise the terms under its credit facilities or complete public or private offerings of equity or debt securities.

CHARGES FOR NONRECURRING EXPENSES

  Maxion Acquisition

     The Company identified $6.0 million of nonrecurring expenses related to the integration and restructuring of the Company's Brazilian operations, acquired in June 1996 as a result of the Maxion Acquisition. The Company recorded $4.7 million of nonrecurring expenses during 1996 to recognize a portion of these costs. These costs are primarily related to the rationalization of manufacturing, sales and administrative functions designed to resize the operations to current sales and production volumes. Savings from the integration and restructuring of the Brazilian operations are expected to result primarily in reduced selling, general and administrative expenses and product cost reductions. The Company expects to record the remaining $1.3 million of nonrecurring expenses and complete the integration in 1997. While the Company believes that cost savings from its restructuring plans can be attained, there can be no assurance that all objectives of the restructuring will be achieved.

  Massey Acquisition

     The Company identified $19.5 million of nonrecurring expenses primarily related to the initial integration and restructuring of the Company's European operations, acquired in June 1994 as a result of the Massey Acquisition. The Company recorded a charge of $13.5 million in the fourth quarter of 1994 to recognize a portion of these costs and recorded the remaining $6.0 million in 1995. These costs primarily related to the centralization and rationalization of the Company's European operations' administrative, sales and marketing functions. Prior to the Massey Acquisition, Massey's operations were organized in a decentralized business unit structure. The Company's restructuring plan has centralized many functions duplicated under the previous organization. This restructuring has resulted in a reduction in personnel and the elimination of administrative offices, thereby eliminating excessive costs and redundancies in future periods. The combined $19.5 million charge recorded through December 31, 1995 included estimates for employee severance, contractual obligations arising from the acquisition and certain payroll expenses incurred through December 31, 1995 for employees that have been terminated or will be terminated in future periods. All of the costs associated with the $19.5 million charge recorded through December 31, 1995 have been incurred.

     The Company's successful implementation of its restructuring plan has resulted in significant savings in the Company's European operations. The majority of these savings resulted from personnel reductions, facilities rationalizations, and other savings which primarily resulted from the centralization of the Company's European operations' administrative, sales and marketing functions. In addition, the Company has achieved material cost savings from the redesign of certain components, an increased use of common components throughout the Massey product line and more effective purchasing from the centralization of that function. In addition, material cost savings have been achieved from the Company's strategic alliance with Renault Agriculture S.A. (the "GIMA Joint Venture") to produce driveline assemblies for both companies. By sharing overhead and engineering costs, the GIMA Joint Venture resulted in decreased costs for these components.

     In 1996, the Company recorded approximately $10.3 million of nonrecurring expenses related to the further restructuring of the Company's European operations, acquired in June 1994 as a result of the Massey Acquisition. These costs primarily related to the centralization of certain parts warehousing, administrative, sales and marketing functions. The Company expects to record an additional $7.5 million of nonrecurring expenses and to complete the restructuring in 1997. Savings from the further restructuring of the Company's European operations are expected to result primarily from reduced selling, general and administrative expenses primarily relating to the Company's parts warehousing, finance, dealer communications, sales and marketing functions. While the Company believes that cost savings from its restructuring plan can be attained, there can be no assurance that all objectives of the restructuring will be achieved.

  White-New Idea Acquisition

     In the first quarter of 1994, the Company recorded a $6.0 million charge for nonrecurring expenses related to the integration of White-New Idea, which was acquired in December 1993. The nonrecurring charge included employee severance and relocation expenses, costs associated with operating duplicate parts distribution operations, costs for dealer signs and other nonrecurring costs related to the integration.

     Savings from the integration of White-New Idea resulted primarily from the elimination of three of White-New Idea's four parts distribution facilities and the consolidation of the Company's and White-New Idea's parts distribution operations. In addition, certain efficiencies and cost savings were achieved in sales, marketing and administrative functions resulting from the integration of these operations in the first quarter of 1994.

OUTLOOK

     The Company's operations are subject to the cyclical nature of the agricultural industry. Sales of the Company's equipment have been and are expected to continue to be affected by changes in net cash farm income, farm land values, weather conditions, the demand for agricultural commodities and general economic conditions.

     The outlook for worldwide sales of agricultural equipment expenditures remains positive. In North America, as a result of low worldwide grain stocks, high commodity prices and government payments to farmers under the new U.S. Farm Bill, net cash farm income has remained at high levels and farmer balance sheets remain strong, which the Company believes will enable farmers to make necessary purchases of equipment in 1997. These factors should increase farmers' confidence and result in continued replacement demand for agricultural equipment.

     The Western European agricultural market continues to benefit from increased export demand and high commodity prices. These items should continue to support the farmers' replacement demand. Over the longer term, demand for farm equipment in some parts of Europe is expected to exhibit a slow, modest decline due to a shift to fewer but larger farms. This consolidation is expected to be offset, to some extent, by increased sales of more expensive higher horsepower equipment to support larger farms.

     Beginning in the second half of 1995, the Brazilian agricultural equipment market experienced a significant decline due to high farm debt levels and the Brazilian Central Bank's suspension of all loans for agricultural purposes under the FINAME loan program. Although the loan program has been reinstated, the high farm debt levels have negatively impacted farm equipment sales in 1996 and may impact results in 1997. In general, outside of North America and Western Europe, continued general economic improvement, the increasing affluence of the population in certain developing countries and the increased availability of funding sources should positively support equipment demand. As a result of these favorable market conditions, the Company's production levels in 1997 are forecasted to be modestly higher than the prior year.


FOREIGN CURRENCY RISK MANAGEMENT

     The Company has significant manufacturing operations in the United States, the United Kingdom, France, Brazil, and, as a result of the Company's recent acquisitions, Argentina and Germany, and it purchases a portion of its tractors, combines and components from third party foreign suppliers primarily in various European countries and in Japan. The Company also sells products in over 140 countries throughout the world. Fluctuations in the value of foreign currencies create exposures which can adversely affect the Company's results of operations.

     The Company attempts to manage its foreign exchange exposure by hedging identifiable foreign currency commitments arising from receivables, payables, and expected purchases and sales. Where naturally offsetting currency positions do not occur, the Company hedges its exposures through the use of foreign currency forward contracts. The Company's hedging policy prohibits foreign currency forward contracts for speculative trading purposes.

ACCOUNTING CHANGES

     In October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation", which requires companies to estimate the value of all stock-based compensation using a recognized pricing model. The Company has adopted the disclosure requirements of this statement and has chosen to continue to apply the accounting provisions of Accounting Principles Board Opinion No. 25 to stock-based employee compensation arrangements as allowed by Statement No. 123. As a result, the adoption of this new standard did not have an effect on the Company's financial position or results of operations.

     Effective January 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which established accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, as well as for long-lived assets and certain identifiable intangibles to be disposed. The adoption of this new standard did not have a material effect on the Company's financial position.

     Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," which requires accrual of postemployment benefits for former or inactive employees after employment but before retirement. The adoption of this new standard did not have a material effect on the Company's financial position or results of operations.

FORWARD LOOKING STATEMENTS

Certain information included in Management's Discussion and Analysis of Financial Condition and Results of Operations include forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including the information set forth under "-- Outlook". Although the Company believes that the expectations reflected in such forward looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Additionally, the Company's financial results are sensitive to movement in interest rates and foreign currencies, as well as general economic conditions, pricing and product actions taken by competitors, production disruptions and changes in environmental, international trade and other laws which impact the way in which it conducts its business. Important factors that could cause actual results to differ materially from the Company's current expectations are disclosed in conjunction with the Company's filings with Securities and Exchange Commission.